UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 25, 2005

Date of Report (date of earliest event reported)

ADVENT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

State of Delaware	0-26994	94-2901952
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Brannan Street

San Francisco, California 94107

(Address of principal executive offices)

(415) 543-7696

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

SECTION 4 – Matters Related to Accountants and Financial Statements

ITEM 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report

SIGNATURES

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report

In connection with its review of the consolidated financial statements for the fiscal year ended December 31, 2004, management of Advent Software, Inc. (the “Company”) has determined that the previously issued financial statements contained in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2003 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 should not be relied on because of errors in those financial statements.

In a Form 8-K filed on March 8, 2005 the Company previously disclosed that the financial statements in the quarterly reports on Form 10-Q for the periods ended June 30, 2004 and September 30, 2004 will be amended by the Company to record adjustments to recognize additional non-cash impairment charges of approximately $863,000 and to reduce impaired property and equipment assets by the same amount for the quarters ended June 30, 2004 and September 30, 2004.

On March 25 and March 30, 2005, management presented additional findings and its recommendation to the Audit Committee of the Board of Directors, which approved such recommendation of management to restate the financial statements for the year ended December 31, 2003 and the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. The decision to restate these financial statements was discussed with the Company’s independent registered public accounting firm and was made after management’s discovery of the following errors:

1.	Included in the Company’s balance for income taxes payable at December 31, 2003 was a tax contingency reserve of $5.8 million. This reserve had been specifically established for certain tax benefits that were included in the deferred tax asset balance at that date. In the fourth quarter of 2003, the Company recorded a full valuation allowance against its deferred tax assets, however, it failed to release the $5.8 million of tax reserve that was then no longer required. The establishment of this full valuation allowance against the Company’s deferred tax assets was described in Note 7 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2003; and

2.	Estimated state income tax liabilities of $1.2 million had not been accrued in the year ended December 31, 2003. This error was not detected in the review process for the Company’s tax provision.

As a result, the Company will record corrections to the year ended December 31, 2003 to reduce income taxes payable by $4.6 million and to reduce the income tax provision by $4.6 million. These corrections had no impact on the Company’s financial statements in periods prior to the quarter ended December 31, 2003.

Management has determined that these errors were the result of a control deficiency with respect to the Company’s procedures over its deferred and state income tax accounts and believes that this control deficiency constitutes a material weakness as of December 31, 2004. As disclosed in Form 8-K dated March 8, 2005, management had previously determined that a material weakness existed as of December 31, 2004 with respect to maintaining effective controls to completely identify and record non-cash impairment charges on abandoned property and equipment related to a restructuring of a building operating lease. While management’s assessment of the Company’s internal control over financial reporting is ongoing, because of the material weaknesses identified, management will conclude that the Company did not maintain effective internal control over financial reporting as of December 31, 2004.

A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The Company’s evaluation of its internal control over financial reporting as of December 31, 2004 is not complete and management may identify additional control deficiencies. As previously reported, the Company expects that the material weaknesses identified will result in an adverse opinion by the Company’s independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004.

As a result of these corrections, management has recommended, and the Audit Committee has approved, the restatement of its previously issued financial statements. The Company will incorporate the restatement of its financial statements for the year ended December 31, 2003 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”).

The Company will restate each of the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 through the filing of an amended Form 10-Q for each of these quarters. In addition, the Company will also incorporate these corrections for its fourth quarter and fiscal year ended December 31, 2004 in the 2004 Form 10-K which it intends to file within the next several days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVENT SOFTWARE, INC.

By:	/s/ Graham V. Smith
Graham V. Smith Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

Dated: March 31, 2005